Exhibit 99.1

Customers Bancorp, Inc.
1015 Penn Avenue
Wyomissing, PA 19610

Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Thomas R. Brugger, CFO 484-359-7113

CUSTOMERS BANCORP INC. ANNOUNCES EARNINGS FOR FIRST QUARTER 2012

Wyomissing, Pa. (April 25, 2012) Customers Bancorp Inc., parent company for Customers Bank, today announced unaudited financial information at and for the three months ended March 31, 2012.

First Quarter Results

We expect net income of $3.1 million for the first quarter of 2012 compared to $3.2 million in the fourth quarter of 2011 and a net loss of $1.7 million for the first quarter of 2011.  Diluted earnings per share were $0.27 in the first quarter of 2012 as compared to $0.28 per share in the fourth quarter of 2011 and a diluted loss per share of $0.18 in the first quarter of 2011.

Return on average equity was 8.4% and return on average assets was 0.7% in the first quarter of 2012 as compared to negative 6.1% and negative 0.5%, respectively, for the same period in 2011.

Net interest income was $13.5 million for the first quarter of 2012 compared to $14.1 million for the fourth quarter of 2011 and $6.3 million for the first quarter of 2011.    Net interest margin increased 115 basis points to 2.99% in the first quarter of 2012 from 1.84% in the first quarter of 2011.   Increases in income and margin were related to reductions in cash and growth in the loan portfolio, along with planned runoff of high cost CDs being replaced with lower cost core deposits and demand deposits.  Net interest margin in the first quarter of 2012 fell 5 basis points relative to the fourth quarter of 2011 due to normal seasonal reductions in warehouse loans outstanding, continued growth in deposits and increases in cash balances.

Provision for loan loss in the first quarter of 2012 fell to $1.8 million, which is $1.1 million lower than the fourth quarter of 2011 and $1.0 million lower than the first quarter of 2011. Reductions in the level of non-performing loans coupled with loan growth in lower risk loan portfolios, such as warehouse lending and multi-family lending, contributed to this reduction in expense.

Non-interest income for the first quarter of 2012 increased $436,000 over the first quarter of 2011 to $3.7 million.  This increase was primarily from fees related to warehouse lending and investment security gains offset by lower FDIC indemnification asset income.  Non-interest income for the first quarter of 2012 decreased $644,000 over the fourth quarter of 2011 due to a reduction in investment security gains of $1.1 million offset by increases in warehouse lending fees of $0.3 million.

Non-interest expense for the first quarter of 2012 was up $1.5 million over the first quarter of 2011 to $10.6 million.  This increase was caused by additional staffing and occupancy costs from the Berkshire Bank acquisition along with infrastructure and technology spending to support loan and deposit growth.  Expenses decreased slightly from the fourth quarter 2011.

Total loans at March 31, 2012 fell slightly from December 31, 2011 due to a seasonal decline of $57 million in warehouse loans offset by $25 million of growth in multi-family and commercial lending.  Total non-covered loans increased by $668.6 million to $1.19 billion at March 31, 2012 compared to $523.8 million at March 31, 2011, largely due to increases in warehouse lending loans and secondarily due to growth from the Berkshire acquisition and growth in multi-family lending.

Total deposits at March 31, 2012 grew by $221.3 million in the first quarter as compared to year end 2011.   Approximately one-third of the growth was in core deposits.   Most of the growth came from the New York and Berks County markets.  The average cost of deposits fell 7 basis points in the first quarter to 1.23% as compared to the fourth quarter of 2011.  Total deposits grew by $414.9 million from $1.39 billion at March 31, 2011 to $1.80 billion at March 31, 2012. Approximately  one-quarter of the growth came from the Berkshire acquisition with the remainder coming from organic growth.

Investments at March 31, 2012 were $309.4 million, a decrease of $89.3 million from December 31, 2011, due to the sale of approximately $49 million of available-for-sale investments and normal repayments.  Total investments fell by $288.7 million from $598.0 million at March 31, 2011 to $309.4 million at March 31, 2012 due to sales of available-for-sale investments and repayments.

Borrowings at March 31, 2012 fell by $320.0 million as compared to December 31, 2011 due to $221.3 million of deposit growth coupled with a $102.6 million reduction in total assets. Borrowings were unchanged at March 31, 2012 as compared to March 31, 2011.

Total non-performing loans in the non-covered portfolio fell by $10.2 million to $34.9 million at March 31, 2012 as compared to December 31, 2011.  Total non-performing loans in the covered portfolio were essentially flat quarter over quarter at $45.3 million.  Other real estate owned declined to $12.3 million at March 31, 2012 from $13.5 million at December 31, 2011.

About Customers Bancorp and Customers Bank

Customers Bancorp, Inc. is a bank holding company based in Wyomissing, Pennsylvania. Customers Bank (the “Bank”) is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania.  The Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (FDIC).  With assets of about $2.0 billion, the Bancorp provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania, New York and New Jersey.  The Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses and consumers.

Important Notice

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended. Customers Bancorp, Inc. has filed a registration statement on Form S-1 (File no. 333-180392) with the U.S. Securities and Exchange Commission ("SEC"), which has not been declared effective by the SEC.  Once available, a preliminary prospectus relating to these securities may be obtained by contacting the underwriters at: Macquarie Capital (USA) Inc., Attention: Prospectus Department, 125 West 55th Street, Level 22, New York, New York 10019, telephone (212) 231-0528, email us.prospectus@macquarie.com or Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559.

“Safe Harbor” Statement

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by the Bank, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the Bank’s strategies, goals, beliefs, expectations, estimates, intentions, and financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”  “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bancorp’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bancorp’s financial performance to differ materially from the goals, plans, objectives, intentions and

expectations  expressed  in  such  forward-looking statements.   The  Bancorp cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes  into account  the impact that any future  acquisition may have on the Bancorp  and any  such  forward-looking statement. The Bancorp does not undertake to update any forward looking statement whether  written or oral, that may be made from time to time by the Bancorp or by or on behalf of the Bank.

Customers Bancorp, Inc. and Subsidiary Summary
Selected Consolidated Financial Information
(Unaudited)
(Dollars in 000’s)

	Three Months Ended (1)
	March 31, 2012	Dec. 31, 2011	March 31, 2011
Interest income	$18,695	$19,493	$11,839
Interest expense	5,226	5,422	5,555
Net interest income	13,469	14,070	6,284
Provision for loan losses	1,800	2,900	2,800
Total non-interest income	3,652	4,296	3,217
Total non-interest expense	10,606	10,707	9,072
Income (loss) before taxes	4,715	4,759	(2,372)
Income tax expense (benefit)	1,603	1,535	(696)
Net income (loss)	3,112	3,223	(1,676)
Net income (loss) attributable to common shareholders	$3,112	$3,185	$(1,676)
Basic earnings (loss) per share (2)	$0.27	$0.29	$(0.18)
Diluted earnings (loss) per share (2)	$0.27	$0.28	$(0.18)
Return/(loss) on average assets	0.66%	0.66%	-0.47%
Return/(loss) on average equity	8.36%	8.47%	-6.10%
Book value per share (2)	13.26	13.02	12.18
Tangible book value per common share (2)(5)	13.07	12.88	12.18
Common shares outstanding (2)	11,347,683	11,347,683	9,786,464
Net charge offs	$1,431	$1,894	$631
Annualized net charge offs to average non-covered loans (4)	0.60%	0.90%	0.58%

	At or for the Three Months Ended (1)
	March 31, 2012	Dec. 31, 2011	March 31, 2011
At Period End
Total assets	$1,974,905	$2,077,532	$1,607,526
Cash and cash equivalents	90,824	73,569	86,160
Investment securities (3)	309,368	398,684	598,042
Loans held for sale	175,868	174,999	175,010
Loans receivable not covered under FDIC loss sharing agreements, net (4)	1,192,414	1,216,265	523,820
Allowance for loan and lease losses	15,400	15,032	17,298
Loans receivable covered under FDIC loss sharing agreements (4)	120,559	126,276	158,194
FDIC loss sharing receivable (4)	14,149	13,077	16,229
Deposits	1,804,190	1,582,917	1,389,340

Other borrowings	13,000	333,000	13,000
Shareholders’ equity	150,491	147,748	119,235
Tangible common equity (5)	$148,284	$146,150	$119,235

Selected Ratios & Share Data
Net interest margin	2.99%	3.04%	1.84%
Equity to assets	7.62%	7.11%	7.42%
Tangible common equity to tangible assets (5)	7.52%	7.04%	7.42%
Tier 1 leverage ratio - Customers Bank	7.46%	7.33%	8.28%
Tier 1 leverage ratio - Customers Bancorp	7.68%	7.59%	-
Tier 1 risk-based capital ratio - Customers Bank	10.55%	9.97%	16.08%
Tier 1 risk-based capital ratio - Customers Bancorp	10.85%	10.32%	-
Total risk-based capital ratio - Customers Bank	11.72%	11.08%	17.51%
Total risk-based capital ratio - Customers Bancorp	12.02%	11.43%	-
Asset Quality
Non-performing, non-covered loans (4)	$34,963	$45,137	$30,053
Non-performing, non-covered loans to total non-covered loans (4)	2.55%	3.71%	5.55%
Other real estate owned - non-covered (4)	$5,935	$7,316	$3,261
Non-performing, non-covered assets (4)	45,370	52,453	33,314
Non-performing, non-covered assets to total non-covered assets (4)	2.46%	2.70%	2.31%
Allowance for loan losses to total non-covered loans (4)	1.29%	1.24%	3.30%
Allowance for loan losses to non-performing, non-covered loans (4)	44.05	33.30	57.56
Covered non-performing loans (4)	$45,300	$45,213	$47,781
Covered other real estate owned (4)	6,363	6,166	4,394
Covered non- performing assets (4)	51,663	51,379	52,175

(1) On September 17, 2011, we completed our acquisition of Berkshire Bancorp, Inc. All transactions since the acquisition date are included in our consolidated financial statements.

(2) Effective September 17, 2011, Customers Bancorp, Inc. and Customers Bank entered into a plan of merger and reorganization pursuant to which all of the issued and outstanding common stock of the Bank was exchanged on a three to one basis. All share and per share information has been restated retrospectively to reflect the reorganization.

(3) Includes available-for-sale and held-to-maturity investment securities.

(4) Certain loans and other real estate owned (described as "covered") acquired in the two FDIC assisted transactions are subject to loss sharing agreements between Customers Bank and the FDIC. If certain provisions within the loss sharing agreements are maintained, the FDIC will reimburse Customers Bank for 80% of the unpaid principal balance and certain expenses. A loss sharing receivable was recorded based upon the credit evaluation of the acquired loan portfolio and the estimated periods for repayments. Loans receivable and assets that are not subject to the loss sharing agreement are described as "non-covered" to provide comparability to previous periods presented.

(5) Our selected financial data contains non-GAAP financial measures calculated using non-GAAP amounts. These measures include tangible common equity and tangible book value per common share and tangible common equity to tangible assets. Management uses these non-GAAP measures to present historical periods comparable to the current period presentation. These disclosures should not be viewed as substitutes for results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. We calculate tangible common equity by excluding preferred stock and goodwill from total shareholders' equity. Tangible book value per common share equals tangible common equity divided by common shares outstanding. A reconciliation of each of these non-GAAP financial measures against the most directly comparable GAAP measure is set forth below.

	March 31, 2012	Dec. 31, 2011	March 31, 2011
Shareholders’ equity	$150,491	$147,748	$119,235
Less:
Preferred stock	—	—	—
Intangible assets	(2,207)	(1,598)	—
Tangible common equity	$148,284	$146,150	$119,235

Shares outstanding	11,348	11,348	9,786

Book value per share	$13.26	$13.02	$12.18
Less: effect of excluding intangible assets and preferred stock	(0.19)	(0.14)	—
Tangible book value per share	$13.07	$12.88	$12.18

Total assets	$1,974,905	$2,077,532	$1,607,526
Less: intangible assets	(2,207)	(1,598)	—
Total tangible assets	$1,972,698	$2,075,934	$1,607,526

Equity to assets	7.62%	7.11%	7.42%
Less: effect of excluding intangible assets and preferred stock	(0.10)	(0.07)	—
Tangible common equity to tangible assets	7.52%	7.04%	7.42%